EXHIBIT 23

The Board of Directors
Glendale Hosiery Company


We consent to the incorporation by reference in the registration statement (No. 333-32429) on Form S-8 of Ithaca Industries, Inc. of our report dated March 24, 1998, with respect to the balance sheet of Glendale Hosiery Company as of December 31, 1997, and the related statements of earnings, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Ithaca Industries, Inc. dated June 2, 1998.


/s/ KPMG Peat Marwick LLP
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Atlanta, Georgia
June 2, 1998